Exhibit 99.1

LEXINGTON REALTY TRUST TRADED: NYSE: LXP ONE PENN PLAZA, SUITE 4015 NEW YORK, NY 10119-4015

Contact:
Investor or Media Inquiries for Lexington Realty Trust:
Heather Gentry, Senior Vice President of Investor Relations
Lexington Realty Trust
Phone: (212) 692-7200 E-mail: hgentry@lxp.com

FOR IMMEDIATE RELEASE
December 14, 2016

LEXINGTON REALTY TRUST ANNOUNCES
QUARTERLY COMMON SHARE DIVIDEND

New York, NY - December 14, 2016 - Lexington Realty Trust (NYSE:LXP) (“Lexington”), a real estate investment trust (REIT) focused on single-tenant real estate investments, today announced that it declared a regular common share/unit dividend/distribution for the quarter ending December 31, 2016 of $0.175 per common share/unit payable on or about January 17, 2017 to common shareholders/unitholders of record as of December 30, 2016.

Lexington also previously announced and declared a cash dividend of $0.8125 per share of Series C Cumulative Convertible Preferred Stock (“Series C Preferred Shares”) for the quarter ending December 31, 2016. This Series C Preferred Share dividend is payable on or about February 15, 2017, to shareholders of record of Series C Preferred Shares as of January 31, 2017.

ABOUT LEXINGTON REALTY TRUST
Lexington Realty Trust (NYSE: LXP) is a publicly traded real estate investment trust (REIT) that owns a diversified portfolio of real estate assets consisting primarily of equity and debt investments in single-tenant net-leased commercial properties across the United States. Lexington seeks to expand its portfolio through build-to-suit transactions, sale-leaseback transactions and acquisitions. For more information or to follow Lexington on social media, visit www.lxp.com.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties and other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, (1) the discretion of Lexington’s Board of Trustees with respect to the authorization of future dividend declarations and (2) those factors and risks detailed in Lexington's periodic filings with the Securities and Exchange Commission. Except as required by law, Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events.
###